December 6, 1995




Harris Insight Funds Trust
One Exchange Place
Boston, MA 02109

RE:	Harris Insight Funds Trust
	Form N-1A Registration Statement

Ladies and Gentlemen:

	The undersigned is Vice President and Associate General Counsel of First Data Investor Services Group, Inc., which serves as administrator to Harris Insight Funds Trust (the "Trust"). In such capacity, from time to time and for certain purposes, I act as counsel for the Trust. The Trust has registered an indefinite number of shares pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended (the "1940 Act"). In accordance with the requirements of Rule 24f-2, you have asked that I render the necessary legal opinion required by said Rule with respect to the offer and sale of an indefinite number of shares of beneficial interest known as Class A Shares and Institutional Shares having a par value of $.001 per share (the "Shares") known as investment portfolios of the Trust (each, a "Fund") covered by the above-referenced Registration Statement: Harris Insight Equity Income Fund, Harris Insight Growth Fund, Harris Insight Small-Cap Opportunity Fund, Harris Insight Index Fund, Harris Insight International Fund, Harris Insight Balanced Fund, Harris Insight Convertible Securities Fund, Harris Insight Bond Fund, Harris Insight Intermediate Government Bond Fund, Harris Insight Tax-Exempt Intermediate Bond Fund, Harris Insight Tax-Exempt Bond Fund.

	The Trust was organized as a Massachusetts business trust pursuant to a Declaration of Trust ("Declaration of Trust") filed with the Secretary of State of the Commonwealth of Massachusetts on December 6, 1995. Each Fund was established as a separate series of the Trust pursuant to approval by at least a majority of the Trust's Trustees at a meeting duly called and held on October 31, 1995.

	I have examined the Trust's Declaration of Trust, its By-Laws, the minutes of meetings of the Board of Trustees of the Trust, the Trust's Prospectuses and Statements of Additional Information included as part of the Registration Statement, and such other documents, records and certificates as I deemed necessary for purposes of this opinion.

	Based on the foregoing, I am of the opinion that the Trust has been duly organized and is validly existing in accordance with the laws of The Commonwealth of Massachusetts and that the Shares which are the subject of the Registration Statement will, when sold in accordance with the terms of the current Prospectuses and Statement of Additional Information at the time of sale, be duly authorized and validly issued and fully paid and non-assessable by the Trust. This opinion is for the limited purpose expressed above and should not be deemed to be an expression of opinion as to compliance with the Securities Act of 1933, the 1940 Act or applicable state "blue sky" or securities laws in connection with the sale of the Shares.

	The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts laws, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust provides that if a shareholder of any series of the Trust is charged or held personally liable solely by reason of being or having been a shareholder, the shareholder shall be entitled out of the assets of said series to be held harmless from and indemnified against all loss and expense arising from such liability. Thus, the risk of a shareholder incurring financial loss on account of shareholders liability is limited to circumstances in which that series itself would be unable to meet its obligations.

	I consent to the filing of this opinion with as part of the Trust's Registration Statement.

							Very truly yours,


							/s/ Patricia L. Bickimer

							Patricia L. Bickimer
							Vice President and
							Associate General
Counsel


Harris Insight Funds Trust
December 8, 1995
Page 2




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